Exhibit 15.3

Our ref       RDS/658613-000001/16466809v1

Direct tel    +852 2971 3046
E-mail        richard.spooner@maples.com

Noah Holdings Limited

Building 2, 1687 Changyang Road

Shanghai 200090

People's Republic of China

24 April 2020

Dear Sirs and Madams

Noah Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Noah Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2019  (“Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 3.D Risk Factors” in the Form 20-F, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statements on Form S-8 (File No. 333-171541) that was filed on 5 January 2011 and Form S-8 (File No. 333-222342) that was filed on 29 December 2017.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP